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                     February 29, 2024

       David Chang
       President and Chief Executive Officer
       Allogene Therapeutics, Inc.
       210 East Grand Avenue
       South San Francisco, California 94080

                                                        Re: Allogene
Therapeutics, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-38693

       Dear David Chang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences